Exhibit 99.1

Global Crossing Outlines Steps to Regain SEC Reporting Compliance, Seeks NASDAQ Listing Extension to October 8, 2004

•	Global Crossing expects return to compliance with SEC reporting requirements by October 8, 2004.

•	Grant Thornton currently anticipates reissuance of audit reports, subject to the satisfactory results of additional procedures.

•	Stock expected to continue to trade on NASDAQ while extension request is considered.

Florham Park, NJ - September 20, 2004 — Global Crossing (NASDAQ: GLBCE) announced today that it expects to be able to return to compliance with SEC reporting requirements by October 8, 2004.

“We have established a path forward to quickly regain compliance with SEC reporting and NASDAQ listing requirements,” stated John Legere, Global Crossing’s CEO. “Global Crossing employees will continue to deliver the industry leading products and services our customers have come to expect, as we bring closure to our cost of access issues.”

Grant Thornton LLP has informed Global Crossing’s Audit Committee that it currently anticipates it will be in a position to reissue its audit reports on the company’s 2001 and 2002 financial statements and the company’s restated 2003 financial statements, subject to its satisfaction with the results of certain additional procedures and management representations.

In this regard, Grant Thornton has advised the Audit Committee that it can no longer rely on representations made by a senior officer in the company’s finance department. The officer has been reassigned to a position outside of the company’s financial reporting function. Global Crossing has engaged FTI Consulting Inc., an independent authority on accounting matters, to assist the company in performing additional procedures and providing additional support for management’s representations to Grant Thornton. The company expects that these actions will be completed by October 8, 2004.

As a result, the company has requested an additional extension until October 8, 2004 from the NASDAQ Listing Qualifications Panel for returning to compliance with NASDAQ listing requirements. Global Crossing’s common stock will continue to trade on the NASDAQ National Market while the Panel considers Global Crossing’s request.

ABOUT GLOBAL CROSSING

Global Crossing (NASDAQ: GLBCE) provides telecommunications solutions over the world’s first integrated global IP-based network. Its core network connects more than 300 cities and 30 countries worldwide, and delivers services to more than 500 major cities, 50 countries and 6 continents around the globe. The company’s global sales and support model matches the network footprint and, like the network, delivers a consistent customer experience worldwide.

Global Crossing IP services are global in scale, linking the world’s enterprises, governments and carriers with customers, employees and partners worldwide in a secure environment that is ideally suited for IP-based business applications, allowing e-commerce to thrive. The company offers a full range of managed data and voice products including Global Crossing IP VPN Service, Global Crossing Managed Services and Global Crossing VoIP Services, to more than 40 percent of the Fortune 500, as well as 700 carriers, mobile operators and ISPs.

Please visit www.globalcrossing.com for more information about Global Crossing.

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Statements made in this press release that state the company’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements. These statements contain words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “seek,” or similar expressions. Such statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements, including the results of the review of the company’s cost of access liabilities and expenses, and the impact of the restatement, as well as the reaction of the company’s shareholders, customers, vendors and prospective lenders; the company’s ability to obtain on a timely basis the re-issuance of its audit opinions by Grant Thornton for its 2001, 2002 and 2003 restated financial statements, including its ability to complete the additional procedures required in connection with management representations; the company’s ability to file periodic reports on a current basis; the continued listing of the company’s common stock on the NASDAQ National Market; the company’s history of substantial operating losses and the fact that, in the near term, funds from operations will not satisfy cash requirements; the ability of the company to arrange the necessary financing to fund its liquidity requirements; the likelihood that the prices the company charges for its services will continue to decrease; the company’s ability to continue to connect its network to incumbent carriers’ networks or maintain Internet peering arrangements on favorable terms; the consequences of any inadvertent violation of the company’s Network Security Agreement with the U.S. Government; the impact of actual and potential customers’ bankruptcies on the company’s sales prospects and results of operations; increased competition and pricing pressures resulting from technology advances and regulatory changes; competitive disadvantages relative to competitors with superior resources; the impact on the company’s competitiveness of its technology choices; the company’s dependence on third parties for many functions; political, legal and other risks due to the company’s substantial international operations; and other risks referenced from time to time in the company’s filings with the Securities and Exchange Commission. The company undertakes no duty to update information contained in this press release or in other public disclosures at any time.

CONTACT GLOBAL CROSSING:

Press Contacts

Becky Yeamans

+ 1 973-937-0155

PR@globalcrossing.com

Tisha Kresler

+ 1 973-937-0146

PR@globalcrossing.com

Analysts/Investors Contact

Mitch Burd

+ 1 800-836-0342

glbc@globalcrossing.com